Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the Second Quarter 2010 and

Will Host a Conference Call and Webcast on July 28, 2010

Burr Ridge, Illinois - (July 26, 2010) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported a net loss of $288,000, or $0.01 per common share, for the three months ended June 30, 2010, compared to a net loss of $665,000, or $0.03 per common share, for the three months ended June 30, 2009. Net income for the six months ended June 30, 2010 was $428,000, or $0.02 per common share, compared to a net loss of $493,000, or $0.03 per common share for the six months ended June 30, 2009.

At June 30, 2010, BankFinancial had total assets of $1.566 billion, total loans of $1.124 billion, total deposits of $1.253 billion and stockholders’ equity of $259 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review second quarter 2010 results in a conference call and webcast for stockholders and analysts on Wednesday, July 28, 2010 at 9:30 a.m. Chicago Time. The conference call may be accessed by calling (866) 831-6243 and using participant passcode 47027386. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time on August 11, 2010 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan	Gregg T. Adams
Senior Vice President – Controller	Executive Vice President – Marketing & Sales
BankFinancial Corporation	BankFinancial, F.S.B.
Telephone: 630-242-7151	Telephone: 630-242-7234